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                                                                    Exhibit 99.1

FOR RELEASE: Immediately

Contact:
Richard K. Arter           Investor Relations              941-362-1200
Richard J. Dobbyn          Chief Financial Officer         941-362-1200

      SUN HYDRAULICS CORPORATION NET INCOME INCREASES 61% OVER 1ST QUARTER

SARASOTA, FLA, August 7, 2000 - Sun Hydraulics Corporation (NASDAQ: SNHY) today announced net sales for the quarter ended July 1, 2000 were a record $21.9 million, representing an increase of 37.5% compared to second quarter 1999 and 9.0% compared to the first quarter of 2000. Second quarter 2000 net income rose to $1.4 million, an increase of 60.7% compared to the first quarter of 2000. Basic and diluted earnings per share for the second quarter of 2000 were $0.22 and $0.21, respectively.

"We continued to improve our operational performance in the second quarter," said Allen Carlson, Sun Hydraulics new president. "Both production and factory productivity are increasing and we finished the quarter with an exceptionally strong shipping month. The improvements in revenue and income over the past four quarters are attributable to strong customer demand and the concentrated efforts of our worldwide distributors, our suppliers and our employees.

"The exceptionally strong demand we saw in the first half of the year has not continued," Carlson said. "We started to see orders soften at the end of the second quarter, and at the current incoming order rate, we expect third quarter shipments to be lower than the second quarter.

"Our focus continues to be on sustaining revenue and earnings growth over a long-term perspective. We have the capacity and product development programs in place to continue to profitably grow our business for the foreseeable future and will continue to develop and introduce new products and ensure that capacity is sufficient to allow us to increase production when required," Carlson concluded.

Sun Hydraulics Corporation, with manufacturing and distribution facilities in Sarasota and Manatee County, Florida, Coventry, England, Erkelenz, Germany and Inchon, Korea, is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets.

FORWARD-LOOKING INFORMATION

    Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management's Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company's strategies regarding growth, including its intention to develop new products; (ii) the Company's financing plans; (iii) trends affecting the Company's financial condition or results of operations; (iv) the Company's ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company's ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.




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         Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company's revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company's products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and
(vi) changes relating to the Company's international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading "Business" and particularly under the subheading, "Business Risk Factors" in the Company's Form 10-K for the year ended January 1, 2000 and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Company's Form 10Q for the quarter ended July 1, 2000. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.





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SUN HYDRAULICS CORPORATION - JULY 1, 2000
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)

                                                  Three Months Ended
                                                 July 1,       July 3,
                                                  2000          1999
                                                 -------       -------
                                               (unaudited)   (unaudited)
Net sales                                        $21,896      $ 15,921
Cost of sales                                     15,698        12,982
Gross profit                                       6,198         2,939
Selling, engineering and
   administrative expenses                         3,544         3,068
Operating income (loss)                            2,654          (129)
Interest expense                                     313           176
Miscellaneous expense (income)                       193            36
Income (loss) before income taxes                  2,148          (341)
Income tax provision (benefit)                       771          (125)

Net income (loss)                                $ 1,377      $   (216)
Basic net income (loss)
   per common share                              $  0.22      $  (0.03)
Basic weighted average
   shares outstanding                              6,385         6,383
Diluted net income (loss)
   per common share                              $  0.21      $  (0.03)
Diluted weighted average
   shares outstanding                              6,590         6,537






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SUN HYDRAULICS CORPORATION - JULY 1, 2000
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)

                                                Six Months Ended
                                              July 1,      July 3,
                                               2000         1999
                                              -------      -------
                                            (unaudited)  (unaudited)
Net sales                                     $41,966      $34,386
Cost of sales                                  30,664       26,927
Gross profit                                   11,302        7,459
Selling, engineering and
   administrative expenses                      7,210        6,160
Operating income                                4,092        1,299
Interest expense                                  603          429
Miscellaneous expense (income)                    140          133
Income before income taxes                      3,349          737
Income tax provision                            1,116          230

Net income                                    $ 2,233      $   507
Basic net income
   per common share                           $  0.35      $  0.08
Basic weighted average
   shares outstanding                           6,385        6,375
Diluted net income
   per common share                           $  0.34      $  0.08
Diluted weighted average
   shares outstanding                           6,582        6,528



CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                       July 1,      January 1,
                                                        2000          2000
                                                     (unaudited)
Assets
Current assets:
   Cash and cash equivalents                           $ 1,517      $ 1,122
   Accounts receivable, net of allowance for
      doubtful accounts of $156 and $196                 8,196        6,260
   Inventories                                           8,318        8,131
   Taxes Receivable                                        127          455
   Other current assets                                    597          591
        Total current assets                            18,755       16,559
Property, plant and equipment, net                      46,585       46,529
Other assets                                             1,075          986
Total assets                                           $66,415      $64,074



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


Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                                          $ 2,617      $ 2,712
   Accrued expenses and other liabilities                      2,466        1,464
   Long-term debt due within one year                          2,117        3,033
   Notes payable to related parties due within one year          219          378
   Dividends payable                                             255          255
   Income taxes payable                                          721           --
        Total current liabilities                              8,395        7,842
Long-term debt due after one year                             10,953       10,830
Notes payable to related parties due after one year               78          101
Deferred income taxes                                          4,110        4,125
Other n/c liabilities                                            195           --
        Total liabilities                                     23,731       22,898
Shareholders' equity:
   Preferred stock                                                --           --
   Common stock                                                    6            6
   Capital in excess of par value                             24,486       24,486
   Retained earnings                                          17,896       16,173
   Equity adjustment for foreign currency translation            296          511
        Total shareholders' equity                            42,684       41,176
Total liabilities and shareholders' equity                   $66,415      $64,074





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